Exhibit 5(b) and 8


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                                                              Exhibit 5(b) and 8


                       LeBoeuf, Lamb, Greene & MacRae LLP
                              125 West 55th Street
                            New York, New York 10019

                                  May 30, 2007


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

         We have acted as counsel to IDACORP, Inc., an Idaho corporation (the "Company"), in connection with post-effective amendment no. 2 (the "Post-Effective Amendment") to the registration statement on Form S-3 (the "Registration Statement"), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance and sale by the Company of shares of its common stock, without par value (the "Stock"), and the preferred share purchase rights attached thereto (the "Rights") (the Stock and the Rights collectively referred to as the "Shares") pursuant to the IDACORP, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended (the "Plan").

         For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Post-Effective Amendment; (ii) the Registration Statement; (iii) the Rights Agreement, dated as of September 10, 1998, as amended, between the Company and Wells Fargo Bank, N.A., as successor to The Bank of New York, as Rights Agent (the "Rights Agreement"); (iv) the Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof; (v) resolutions adopted by the Board of Directors of the Company relating to the Post-Effective Amendment, the Registration Statement, the Rights Agreement and the issuance and delivery of the Shares and (vi) such other instruments, documents, certificates and records as we have deemed necessary or appropriate for the purposes hereof. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Post-Effective Amendment, Registration Statement, Rights Agreement, Articles of Incorporation, Amended Bylaws, resolutions, instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.


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IDACORP, Inc.
May 30, 2007
Page 2


         Based upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that:

         (1) The Stock will be validly issued, fully paid and non-assessable when the Stock shall have been issued, sold and delivered pursuant to the terms and provisions of the Plan and for the consideration contemplated thereby;

         (2) When issued and delivered in accordance with the Rights Agreement, the Rights will be validly issued;

         (3) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued; and

         (4) The statements made in the Post-Effective Amendment to the Registration Statement under the heading "Federal Income Tax Consequences" constitute an accurate description of certain Federal income tax consequences to participants in the Plan.

         The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, we note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements," such as the Rights Agreement, that "deny rights. . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

         Because we are not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to express a professional judgment as to how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law) likely would rule.

         Although we are not admitted to practice in the State of Idaho, we have conferred with Thomas R. Saldin, Esq., Senior Vice President and General Counsel of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above, the adoption by the Company


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IDACORP, Inc.
May 30, 2007
Page 3


of the Rights Agreement and the status of the Rights, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights. If, however, such a court did not apply the corporate law of Delaware to the Rights Agreement and the Rights, we cannot express a professional judgment as to the conclusions such a court would reach or as to the effect of such conclusions, whether positive or negative, on the Rights.

          With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Thomas R. Saldin, Senior Vice President and General Counsel of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and the reference to our firm contained therein under the heading "Legal Matters." In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,


                                         /s/ LeBoeuf, Lamb, Greene & MacRae LLP